UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRANT UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-28409

                           Wallin Engines Corporation
                               5711 Holladay Blvd.
                            Salt Lake City, UT 84121
                                 (801) 278-2033
                           --------------------------
                        (Address, including zip code, and
                        telephone number, including area
                         code, of registrant's principal
                               executive offices)

                                  Common Stock
                                  ------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)1(i) [X]                        Rule 12h-3(b)(1)(i) [_]
         Rule 12g-4(a)1(ii) [_]                       Rule 12h-3(b)(1)(ii) [_]
         Rule 12g-4(a)2(i) [_]                        Rule 12h-3(b)(2)(i) [_]
         Rule 12g-4(a)1(ii) [_]                       Rule 12h-3(b)(2)(ii) [_]
                                                      Rule 15d-6 [_]

     Approximate number of holders of record as of the certification or notice date: 40

         Pursuant to the requirements of the Securities Exchange Act of 1934 (Wallin Engines Corporation) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 8-9-05                               By: /s/ M. Stephen Brown
                                               --------------------
                                               M. Stephen Brown, President